Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Erickson, Lauris N. Molbert, Kevin G. Moug and George A. Koeck, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of up to 1,500,000 Common Shares, $5 par value, of Otter Tail Corporation pursuant to the 1999 Stock Incentive Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been signed on the 22nd day of August, 2006, by the following persons:

/s/ John D. Erickson John D. Erickson	/s/ Edward J. McIntyre Edward J. McIntyre

/s/ Kevin G. Moug	/s/ Kenneth L. Nelson

Kevin G. Moug	Kenneth L. Nelson

/s/ John C. MacFarlane	/s/ Nathan I. Partain

John C. MacFarlane	Nathan I. Partain

/s/ Karen M. Bohn	/s/ Joyce Nelson Schuette

Karen M. Bohn	Joyce Nelson Schuette

/s/ Dennis R. Emmen	/s/ Gary J. Spies

Dennis R. Emmen	Gary J. Spies

/s/ Arvid R. Liebe Arvid R. Liebe